EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2005 SECOND QUARTER RESULTS

ARMONK, NY, August 4, 2005 — VISANT CORPORATION today announced 2005 second quarter consolidated net sales of $562.5 million, an increase of 2.7% versus second quarter 2004 consolidated sales of $547.7 million.  In addition, the company reported consolidated net income for the 2005 second quarter of $57.0 million, an increase of 38.1%, compared to consolidated net income of $41.3 million for the second quarter of 2004.  The company also reported net income before net interest expense, provision for income taxes, and depreciation and amortization expense (EBITDA) of $149.2 million for the second quarter of 2005, an increase of 1.7%, versus $146.7 million for the same prior year period. Visant announced Adjusted EBITDA (as defined in the accompanying summary of financial data) of $152.3 million for the second quarter of 2005, an increase of 2.8%, compared to Adjusted EBITDA of $148.2 million for the second quarter of 2004.

For the first six months of 2005, consolidated sales were $871.6 million, a 1.6% increase over $857.8 million for the comparable 2004 period.  Consolidated net income increased by 257.8% during the first six months of 2005 to $48.9 million from $13.7 million for the same prior year period.  Consolidated EBITDA for the first six months of 2005 totaled $189.0 million, an increase of 2.3%, versus $184.8 million for the first six months of 2004.  Consolidated Adjusted EBITDA (as defined in the accompanying summary of financial data) totaled $197.0 million for the first six months of 2005, an increase of 4.1%, compared to Adjusted EBITDA of $189.2 million for the same period of 2004.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.  In addition, supplemental data is provided for Jostens, Inc. (“Jostens”) and Visant’s Print Group.

Net sales for Jostens were $396.8 million for the three-month period ended July 2, 2005, an increase of 5.5%, compared to $376.2 million in the prior year comparative period.  This period over period increase was primarily attributable to strong yearbook printing sales and a shift of graduation product sales into the second quarter from the first quarter as compared to the same period last year.  Net sales for the Print Group were $166.6 million for the three-month period ended July 2, 2005, a decrease of 2.9%, compared to $171.5 million of net sales in the second quarter of 2004.  The decrease was due primarily to lower book and premedia sales. The lower book sales were attributable to the manufacture of fewer non-educational books resulting from the first quarter closing of the Frederick, Maryland plant, lower pricing for certain educational products and lower throughput in our four-color facility due primarily to the reduction in run length and increased complexity related to state-specific textbooks.

Jostens reported second quarter 2005 Adjusted EBITDA of $120.4 million, an increase of $6.1 million, compared to $114.3 million in the prior year comparative period.  This increase was due primarily to increased yearbook and graduation product sales and continued cost savings initiatives offset partially by approximately $10 million of higher than planned diploma production and delivery costs in connection with the relocation of Jostens’ diploma operations out of its Red Wing, Minnesota manufacturing facility to certain other facilities.  Jostens expects to incur an additional $1 to $2 million of higher than planned diploma costs in the third quarter of 2005. Visant’s Print Group reported second quarter 2005 Adjusted EBITDA of $31.9 million, a decrease of $2.0 million, compared to $33.9 million for the same prior year period, related to the lower sales volume.

For the six-month period ended July 2, 2005, net sales for Jostens were $536.6 million, an increase of 3.3%, compared to $519.3 million in the prior year comparative period.  This period over period increase was primarily attributable to higher yearbook sales.   Net sales for the Print Group were $336.3 million for the six-month period ended July 2, 2005, a decrease of 0.6%, compared to $338.5 million of net sales in the same prior year period.  The decrease was primarily attributable to the lower sales in the second quarter of 2005 described above as well as lower paper sales in the first quarter 2005, offset by strong revenues from direct marketing and sampling products in the first quarter.

For the six months ended July 2, 2005, Jostens reported Adjusted EBITDA of $132.0 million, an increase of $4.4 million, compared to $127.6 million in the prior year comparative period.  This increase was due primarily to increased yearbook volume and continued cost savings initiatives, offset partially by approximately $12 million of higher than planned diploma production and delivery costs.  The Print Group reported Adjusted EBITDA of $65.0 million for the first six months of 2005, an increase of $3.4 million, compared to $61.6 million for the same prior year period.  The increase was related to increased activity in our sampling business and the benefit of reduced costs resulting from synergy initiatives, partially offset by lower volume.

As of July 2, 2005, Visant’s total debt was $1,425.5 million, including $9.0 million outstanding under its revolving line of credit. The cash position at July 2, 2005 totaled $11.8 million.  Visant made an optional bank term loan pre-payment of $39.9 million on July 1, 2005.  This pre-payment brought Visant’s total year to date voluntary pre-payment of its bank term loans to $103.5 million, representing the originally scheduled payments through most of 2009. Visant used cash flow generated from operations and $5.9 million from proceeds of equity investments by certain members of management in the first quarter to make this pre-payment.

“During the second quarter, Visant experienced significant, but specific, production challenges and costs, particularly in addressing the Jostens diploma manufacturing requirements”, commented Marc Reisch, Chairman, President and Chief Executive Officer of Visant. “We have initiated numerous corrective actions to improve our diploma operations, which represent less than 3% of Visant’s consolidated net sales.  I am pleased with our progress to date in reducing operating and overhead costs throughout the business, as well as the strengthening of our balance sheet resulting from the $103.5 million of voluntary prepayments of our bank term loans”, commented Mr. Reisch.

Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation.  Jostens’ products include yearbooks, class rings, graduation products and school photography.

Visant’s Print Group includes the production of four-color case bound and soft-cover educational textbooks and textbook covers, standardized test materials and related components for major educational publishers in the United States. The Print Group also produces business-to-business catalogues and multi-sensory and interactive advertising sampling systems for the fragrance, cosmetics and personal care markets, as well as other consumer product markets, and a range of innovative printing products and services to the direct marketing sector.

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results, to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements.  These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties and you should not place undue reliance on them.  Such risks and uncertainties include, but are not limited to, the following:  our substantial indebtedness; our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; competition from other companies; the seasonality of our businesses; the loss of significant customers or customer relationships; fluctuations in raw material prices; our reliance on a limited number of suppliers; our reliance on numerous complex information systems; the reliance of our businesses on limited production facilities; the amount of capital expenditures required at our businesses; labor disturbances; environmental regulations; foreign currency fluctuations and foreign exchange rates; the outcome of litigation; control by our controlling stockholders; our dependency on the sale of school textbooks, the textbook adoption cycle and levels of government funding for education spending; Jostens’ reliance on independent sales representatives; and the failure of our sampling systems to comply with U.S. postal regulations.  These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements.  We caution that the foregoing list of important factors is not exclusive.  Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The foregoing information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical condensed consolidated financial statements.  The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and believes it provides investors an understanding of the company’s operating performance over comparative periods, and because the covenants in its debt agreements are tied to these measures.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
In thousands	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Net sales	$562,519	$547,711	$871,639	$857,795
Cost of products sold	303,202	324,485	492,716	516,807
Gross profit	259,317	223,226	378,923	340,988
Selling and administrative expenses	135,199	134,601	238,332	241,796
Special charges	2,295	430	6,131	1,120
Operating income	121,823	88,195	134,460	98,072
Interest expense, net	26,066	39,156	52,299	77,759
Loss on redemption of debt	—	—	—	420
Income before income taxes	95,757	49,039	82,161	19,893
Provision for income taxes	38,782	7,776	33,275	6,230
Net income	$56,975	$41,263	$48,886	$13,663

Adjusted EBITDA (1)	$152,297	$148,203	$196,979	$189,169

Adjusted EBITDA Reconciliation:

In thousands
Net income	$56,975	$41,263	$48,886	$13,663
Interest expense, net	26,066	39,156	52,299	77,759
Provision for income taxes	38,782	7,776	33,275	6,230
Depreciation and amortization expense	27,378	58,499	54,523	87,115
EBITDA	149,201	146,694	188,983	184,767

Special charges (2)	2,295	430	6,131	1,120
Loss on redemption of debt	—	—	—	420
Other (3)	801	1,079	1,865	2,862
Adjusted EBITDA (1)	$152,297	$148,203	$196,979	$189,169

(1)               The indentures governing our and our parent’s outstanding notes and our senior secured credit facilities contain financial ratios that are calculated by reference to Adjusted EBITDA.  Adjusted EBITDA is defined as net income (loss) plus net interest expense, income taxes, depreciation and amortization, further adjusted to give effect to adjustments required in calculating covenant ratios and compliance under the indentures governing our and our parent’s notes and our senior secured credit facilities.  Adjusted EBITDA is a material component of these covenants.  For example, non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions.  Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability, and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP.  Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.  Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(2)               Consists of restructuring costs and residual costs incurred in connection with the October 4, 2004 transactions.

(3)               Consists primarily of management and advisory fees and loss on disposal of fixed assets.

VISANT CORPORATION AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL DATA

	Three months ended
In thousands	July 2, 2005	July 3, 2004	$ Change	% Change
Net sales
Jostens, Inc.	$396,812	$376,186	$20,626	5.5%
Print Group	166,569	171,525	(4,956)	(2.9)%
Inter-segment eliminations	(862)	—	(862)	NM
Total	$562,519	$547,711	$14,808	2.7%

Adjusted EBITDA
Jostens, Inc.	$120,356	$114,272	$6,084	5.3%
Print Group	31,941	33,931	(1,990)	(5.9)%
Total	$152,297	$148,203	$4,094	2.8%

	Six months ended
In thousands	July 2, 2005	July 3, 2004	$ Change	% Change
Net sales
Jostens, Inc.	$536,550	$519,271	$17,279	3.3%
Print Group	336,347	338,524	(2,177)	(0.6)%
Inter-segment eliminations	(1,258)	—	(1,258)	NM
Total	$871,639	$857,795	$13,844	1.6%

Adjusted EBITDA
Jostens, Inc.	$132,016	$127,604	$4,412	3.5%
Print Group	64,963	61,565	3,398	5.5%
Total	$196,979	$189,169	$7,810	4.1%

NM - not meaningful